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                                                                    Exhibit 15.1




                                  May 17, 2004



Aceto Corporation
Lake Success, New York

Re:    Registration Statement for Aceto Corporation on
       Form S-8 dated November 20, 2003


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated February 9, 2004 and May 6, 2004 related to our review of interim financial information for the periods ended December 31, 2003 and March 31, 2004, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/ KPMG LLP

Melville, New York